PLR PORTER, LEVAY & ROSE, INC. INVESTOR RELATIONS

Marlon Nurse, VP – Investor Relations
Jeffrey Myhre, VP – Editorial

Seven Penn Plaza • New York, NY 10001 • 212-564-4700 • FAX 212-244-3075 • www.plrinvest.com • plrmail@plrinvest.com

OncoVista
(210) 677-6000

FOR IMMEDIATE RELEASE

ONCOVISTA INCREASES ITS SHARE IN ADNAGEN AG

Majority Ownership is Increased from 51% to 85% of Shares

SAN ANTONIO, TX, December 17, 2007 -- OncoVista, Inc., (OTC BB: AVUG) a biopharmaceutical company dedicated to developing innovative, safe and efficacious treatments for cancer, today announced that it has successful completed the acquisition of additional shares of AdnaGen AG (Hanover, Germany), increasing its ownership from 51% to 85% of the issued and outstanding shares of the company.

AdnaGen AG has developed a proprietary method for the detection of circulating tumor cells (CTCs) from blood. The AdnaGen technology involves immunomagnetic separation of CTCs from blood, followed by detection of tumor-associated markers using RT-PCR based molecular diagnostic techniques. The technology can be applied to a wide variety of cancer types. Currently, AdnaGen's kits are marketed in Europe for both breast cancer and colon cancer, with revenues in 2007 estimated at €1.3 million.

The detection of CTCs may be useful in several ways. First, the presence of CTCs may serve as an early indicator of metastatic disease. Testing for CTCs also provides a way to monitor the efficacy of cancer treatments, with persistence of CTCs suggesting the need to either prolong treatment or seek alternative approaches and disappearance of CTCs suggesting response to treatment. Finally, the reappearance of CTCs at some point following an initially successful therapy may serve as an early indicator of disease relapse.

Alexander L. Weis, CEO of OncoVista, noted that "The AdnaTest technology is exciting because its integration into our clinical trials will allow us to prescreen and select patients for our studies who are most likely to respond to treatment. Additionally, monitoring for CTCs may give us an early indication of treatment efficacy."

AdnaGen recently completed preliminary studies to explore the potential of its CTC test as a prognostic marker for breast cancer. In 2008, the company plans to initiate a pivotal trial to establish the prognostic utility of its breast cancer CTC test.

AdnaGen AG is based in Hanover, Germany. The law firm of Diestel & Partner (Hamburg) assisted in the completion of the transaction.

About OncoVista, Inc.
OncoVista is a publicly traded development-stage biopharmaceutical company dedicated to providing innovative, safe and efficacious treatments for cancer. For more information, please visit http://www.OncoVista.com.

#####